Exhibit 8.1

PricewaterhouseCoopers LLP
350 S. Grand Ave.
Los Angeles CA 90071
Telephone (213) 356 6000
Facsimile (813) 637 4444
www.pwc.com
April 13, 2010
The Managing and Supervisory Board of Directors
of James Hardie Industries SE
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam
The Netherlands
Re:	James Hardie Industries SE
Ladies and Gentlemen:
We have acted as income tax advisers to James Hardie Industries SE, a European Company (Societas Europaea (SE)) registered in The Netherlands (referred to collectively as the “Company”), in connection with Australian income tax aspects of the Company’s proposed redomicile to Ireland. The proposed redomicile to Ireland includes the registration of 102,000,000 ordinary shares, par value €0.59 per share (the “Securities”), of James Hardie Industries SE. At your request, we are rendering our opinion concerning the material Australian income tax consequences of the Proposal (as defined in the Form F-4).
Facts, Representations, Assumptions and Materials Relied Upon
In the above capacity, we have reviewed the Registration Statement on Form F-4 that was filed by the Company on April 13, 2010 with the Securities and Exchange Commission under the Securities Act of 1933, relating to the Securities filed by the Company (the “Form F-4”) and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below.
In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies and the validity and accuracy of the facts and representations concerning the Proposal (as defined in the Form F-4) that have come to our attention during our engagement. In making our examination of executed documents, we have assumed that the parties thereto, including the Company, had and will have the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.

The Managing and Supervisory Board of Directors
of James Hardie Industries SE
April 13, 2010

Applicable Authorities
Our opinion represents and is based upon our best judgment regarding the applicable provisions of the current Australian income tax legislation, case law and rulings issued by the Australian Tax Office (“ATO”), as in effect and available on the date of the Form F-4 and all of which are subject to change or differing interpretations, possibly with retroactive effect. A change in any of the authorities upon which our advice is based could affect our conclusions herein. There can be no assurance, moreover, that our opinion will be accepted by the ATO or, if challenged, by a court. Except as set forth herein, we express no opinion or view herein regarding the Australian income tax consequences of the Proposal or any other transaction related to the Proposal.
Our opinion is expressed as of the date hereof, and we are not under any obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that hereafter becomes incorrect or untrue. In addition, any changes to either the draft Form F-4 or the other documents referred to above could affect our conclusions herein.
We also advise you that: (i) this opinion is limited to the Australia tax statements actually addressed in this opinion; (ii) additional issues may exist that could affect the Australian income tax treatment of the Proposal or matter that is the subject of this opinion and this opinion does not consider or provide any advice or a conclusion with respect to any additional issues; and (iii) this opinion was not written and cannot be used by the Board of Directors of the Company or its Australian Shareholders (as defined in the Form F-4) for the purpose of avoiding penalties that may be imposed with respect to any Australian income tax issues outside the limited scope of this opinion.

The Managing and Supervisory Board of Directors
of James Hardie Industries SE
April 3, 2010

Opinion
On the basis of the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth in the Form F-4 and herein, the discussion in Section 8.1 under the heading “Australian Income Tax Consequences of Stage 2 of the Proposal” constitutes our opinion with respect to the tax matters discussed therein.
This opinion has been prepared pursuant to an engagement between PricewaterhouseCoopers LLP (US) and the Company. This opinion is based upon the representations, documents, facts, and assumptions that have been included or referenced herein or in the Form F-4 and the assumption that such information is accurate, true, and authentic. This opinion does not address any matters or transactions other than those described herein. This opinion does not address any matters or transactions whatsoever unless all are consummated as described in the Form F-4 filed on March 16, 2010, without waiver or breach of any material provision thereof or if any of the assumptions set forth herein are not true and accurate at all relevant times. In the event any of the representations, facts or assumptions is incorrect, in whole or in part, one or more of the conclusions reached in this opinion might be adversely affected.
We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in such registration statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Sincerely,
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP